                                 THIRD AMENDMENT



                                       TO



                          AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG



                                  CONRAIL INC.,

                           A PENNSYLVANIA CORPORATION,



                            GREEN ACQUISITION CORP.,

                           A PENNSYLVANIA CORPORATION,


                                       AND


                                CSX CORPORATION,

                             A VIRGINIA CORPORATION,





                           DATED AS OF MARCH 7, 1997.

                  THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of March 7, 1997 (this "Third Amendment"), by and among CONRAIL INC., a Pennsylvania corporation ("Green"), GREEN ACQUISITION CORP., a Pennsylvania corporation and a wholly owned subsidiary of White ("Tender Sub"), and CSX CORPORATION, a Virginia corporation ("White").


                                   WITNESSETH:

                  WHEREAS, Green, Tender Sub and White have entered into an Agreement and Plan of Merger, dated as of October 14, 1996 (the "October 14 Merger Agreement");

                  WHEREAS, Green, Tender Sub and White have entered into a First Amendment to the October 14 Merger Agreement, dated as of November 5, 1996 (the "First Amendment"), pursuant to which White, Green and Tender Sub have made certain amendments to the October 14 Merger Agreement;

                  WHEREAS, pursuant to the October 14 Merger Agreement as amended by the First Amendment, Tender Sub has commenced an offer (the "Second Offer") to purchase up to an aggregate of 18,344,845 shares of Green Common Stock and Green ESOP Preferred Stock;

                  WHEREAS, Green, Tender Sub and White have entered into a Second Amendment to the October 14 Merger Agreement, dated as of December 18, 1996 (the "Second Amendment", and the October 14 Merger Agreement, as amended by the First Amendment and the Second Amendment, the "Merger Agreement"), pursuant to which White, Green and Tender Sub have made certain further amendments to the October 14 Merger Agreement;

                  WHEREAS, in consideration of Green's willingness to enter into this Third Amendment, White and Tender Sub are willing to make the amendments to the Merger Agreement set forth herein, including increasing the price to be paid pursuant to the Second Offer to $115 in cash and increasing the number of shares sought to be purchased pursuant to such offer to all shares of Green Common Stock and Green ESOP Preferred Stock and increasing the price paid in the Merger to $115 in cash for each remaining share of Green Common Stock and Green ESOP Preferred Stock;

                  WHEREAS, in consideration of White's and Tender Sub's willingness to enter into this Third Amendment, Green is willing to make the amendments to the Merger Agreement set forth herein;

                  WHEREAS, the Board of Directors of Green has approved, and deems it advisable and in the best interests of Green to enter into, this Third Amendment;

                  WHEREAS, the respective Boards of Directors of Tender Sub and White have approved, and deem it advisable and in the best interests of their respective shareholders to enter into, this Third Amendment; and

                  WHEREAS, except as amended by this Third Amendment, the Merger Agreement shall remain in full force and effect;

                  WHEREAS, capitalized terms used herein and not defined herein shall have the respective meanings given in the Merger Agreement;

                  NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Third Amendment, the parties, intending to be legally bound, agree as follows:


                                    ARTICLE I

                  SECTION 1. The following is hereby added to the end of Section
1.1 of the Merger Agreement:

                  (g) As promptly as practicable after the public announcement of the execution of the Third Amendment, dated as of March 7, 1997, to this Agreement (the "Third Amendment"), Tender Sub shall amend the Second Offer (as so amended, the "Amended Second Offer") so that the number of shares sought therein is increased to all shares tendered thereunder and so that the price offered therein is $115 per share of Green Common Stock and Green ESOP Preferred Stock, net to the seller in cash (such price, or such higher price per share as may be paid in the Amended Second Offer, being referred to herein as the "Amended Second Offer Price"), subject to the conditions set forth in Section 15 of the offer to purchase, dated December 6, 1996, as previously amended (such offer to purchase, as so amended, together with all amendments and supplements thereto, the "Offer to Purchase"), relating to the Second Offer, other than (i) the condition set forth in clause (1) thereof relating to the Pennsylvania Control Transaction Law, which shall be deleted and replaced in its entirety with clause (1) as set forth on Exhibit A hereto, and (ii) the conditions set forth in subsections (2)(a) and (2)(b) thereof, which shall be deleted and replaced with subsection (a) as set forth on Exhibit A hereto. Subject to the second sentence below, Tender Sub shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Amended Second Offer, accept for payment and pay for shares of Green Common Stock and Green ESOP Preferred Stock tendered as soon as practicable after the later of the satisfaction of the conditions to the Amended Second Offer and the expiration of the Amended Second Offer; provided that immediately upon the acceptance for payment of and payment for shares of Green ESOP Preferred Stock pursuant to the Amended Second Offer, such shares shall be automatically converted on a one-for-one basis into shares of Green Common Stock in accordance with the terms of the Green Articles. The Amended Second Offer shall be made by means of a second supplement (the "Second Supplement") to the Offer to Purchase containing the terms set forth herein. Without the written consent of Green, Tender Sub shall not decrease the Amended Second Offer Price, decrease the aggregate number of shares of Green Common Stock and Green ESOP Preferred Stock sought, change the form of consideration to be paid pursuant to the Amended Second Offer, modify any of the conditions to the Amended Second Offer, impose conditions to the Amended Second Offer in addition to those described above, except as provided in the last two provisos below, extend the Amended Second Offer, or amend any other term or condition of the Amended Second Offer in any manner which is adverse to the holders of shares of Green Common Stock, it being agreed that a waiver by Tender Sub of any condition in its discretion shall not be deemed to be adverse to the holders of Green Common Stock; provided, however, that Tender Sub shall not waive the condition (the "Minimum Condition") to be set forth in clause (1) of the Offer to Purchase as described above without the consent of Green; provided further that, if on any scheduled expiration date of the Amended Second Offer (as it may be extended in accordance with the terms hereof), all conditions to the Amended Second Offer shall not have been satisfied or waived, the Amended Second Offer may be extended from time to time without the consent of Green for such period of time as is reasonably expected to be necessary to satisfy the unsatisfied conditions. White and Tender Sub agree that, in the event that all conditions to the Amended Second Offer at any scheduled expiration date thereof are satisfied other than the Minimum Condition, Tender Sub shall, from time to time, extend the Amended Second Offer until the earlier of December 31, 1997 and such time as such condition is satisfied or waived in accordance herewith; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, without the consent of Green (and whether or not any or all conditions to the Amended Second Offer shall have been satisfied or waived), Tender Sub in its discretion may, from time to time, extend the Amended Second Offer through 5:00 p.m., New York City Time, on June 2, 1997. In addition, the Amended Second Offer Price may be increased (other than solely in order to extend the Amended Second Offer) and the Amended Second Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of Green. It is agreed that the conditions to the Amended Second Offer are for the benefit of White and Tender Sub and may be asserted by White or Tender Sub regardless of the circumstances giving rise to any such condition (including any action or inaction by White or Tender Sub not inconsistent with the terms hereof) or may be waived by White or Tender Sub, in whole or in part at any time and from time to time, in its sole discretion.

                  (h) White and Tender Sub shall file with the SEC as soon as practicable on or after the date the Amended Second Offer is made, an amendment to the Tender Offer Statement on Schedule 14D-1 relating to the Second Offer with respect to the Amended Second Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Amended Second Schedule 14D-1"), which shall include, as exhibits, the Second Supplement and a form of letter of transmittal and any summary advertisement (such Tender Offer Statement on Schedule 14D-1 as so amended and such documents, collectively, together with any amendments and supplements thereto, the "Amended Second Offer Documents"). Each of White and Tender Sub shall take all steps necessary to cause the Amended Second Offer Documents to be filed with the SEC and to be disseminated to Green's shareholders, in each case as and to the extent required by applicable federal securities laws. Each of White and Tender Sub, on the one hand, and Green, on the other hand, shall promptly correct any information provided by it for use in the Amended Second Offer

         Documents if and to the extent that it shall have become false and misleading in any material respect, and White and Tender Sub shall take all steps necessary to cause the Amended Second Offer Documents as so corrected to be filed with the SEC and to be disseminated to Green's shareholders, in each case as and to the extent required by applicable federal securities laws. Green and its counsel shall be given the opportunity to review the Amended Second Offer Documents before they are filed with the SEC. In addition, White and Tender Sub shall provide Green and its counsel in writing any comments White, Tender Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Amended Second Offer Documents promptly after the receipt of such comments. White and Tender Sub shall cooperate with Green in responding to any comments received from the SEC with respect to the Amended Second Offer and amending the Amended Second Offer in response to any such comments.

                SECTION 2. Section 1.1(d) of the Merger Agreement is hereby deleted in its entirety and replaced with the following: "(d) [Intentionally deleted]".

                SECTION 3. The following is hereby added to the end of Section
1.2 of the Merger Agreement:

                (j) Green hereby approves of and consents to the Amended
        Second Offer and represents that its Board of Directors, at a meeting duly called and held, has by the vote of all directors present (i) determined that this Agreement, as amended by the Third Amendment, and the transactions contemplated hereby (including the Amended Second Offer and the Merger) are in the best interests of Green, (ii) approved this Agreement, as amended by the Third Amendment, and the transactions contemplated hereby (including the Amended Second Offer and the Merger), such determination and approval constituting approval thereof by the Board of Directors for all purposes of the Pennsylvania Law, and
        (iii) resolved to recommend that the shareholders of Green accept the Amended Second Offer and tender their shares of Green Common Stock or Green ESOP Preferred Stock thereunder to Tender Sub and that all shareholders of Green approve and adopt this Agreement, as amended by the Third Amendment, and the transactions contemplated hereby; provided, however, that prior to the purchase by Tender Sub of shares of Green Common Stock and Green

         ESOP Preferred Stock pursuant to the Amended Second Offer, Green may modify, withdraw or change such recommendation, but only to the extent that Green complies with Section 4.2 hereof. Green hereby consents to the inclusion in the Amended Second Offer Documents of the recommendations of Green's Board of Directors described in this Section.

                  (k) Concurrently with the making of the Amended Second Offer, Green shall file with the SEC an amendment to the Solicitation/Recommendation Statement on Schedule 14D-9, dated December 6, 1996, as previously amended, relating to the Second Offer, with respect to the Amended Second Offer (such Solicitation/Recommendation Statement on Schedule 14D-9 as so amended, together with all amendments and supplements thereto and including the exhibits thereto, the "Amended Second Schedule 14D-9"), which amendment shall contain the recommendation referred to in clauses (i), (ii) and (iii) of Section 1.2(j) hereof; provided, however, that Green may modify, withdraw or change such recommendation, but only to the extent that Green complies with Section 4.2 hereof. Green shall take all steps necessary to cause the Amended Second Schedule 14D-9 to be filed with the SEC and to be disseminated to Green's shareholders, in each case as and to the extent required by applicable federal securities laws. Each of Green, on the one hand, and White and Tender Sub, on the other hand, shall promptly correct any information provided by it for use in the Amended Second
         Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect, and Green shall take all steps necessary to cause the Amended Second Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to Green's shareholders, in each case as and to the extent required by applicable federal securities laws. White and its counsel shall be given the opportunity to review the Amended Second Schedule 14D-9 before it is filed with the SEC. In addition, Green shall provide White, Tender Sub and their counsel in writing any comments Green or its counsel may receive from time to time from the SEC or its staff with respect to the Amended Second Schedule 14D-9 promptly after the receipt of such comments. Green shall cooperate with White and Tender Sub in responding to any comments received from the SEC with respect to the Amended Second
         Schedule 14D-9 and amending the Amended Second Schedule 14D-9 in response to any such comments.

                  (l) Green has received the written opinions of each of the Green Advisors, each dated as of the date of the Third Amendment, to the effect that, as of such date, the consideration to be received by Green shareholders (other than Tender Sub and its affiliates) pursuant to this Agreement, is fair from a financial point of view to such holders (the "Fourth Green Fairness Opinions"). Green has delivered to White a copy of the Fourth Green Fairness Opinions.

                  SECTION 4. Section 1.3, Section 1.4, Section 1.5, Section 1.6,
Section 1.7, Section 1.8 and Section 1.9 of the Merger Agreement are hereby deleted and replaced in their entirety with the following:

                  SECTION 1.3. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the "Pennsylvania Law"), Tender Sub shall be merged with and into Green at the Effective Time (the "Merger"). Green shall be the surviving corporation (the "Surviving Corporation") of the Merger and shall succeed to and assume all rights and obligations of Tender Sub in accordance with the Pennsylvania Law.

                  SECTION 1.4. Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which (subject to satisfaction or waiver of the conditions set forth in Article VI) shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section 6.1, unless another time or date is agreed to by the parties hereto. The Closing shall be held at such location in the City of New York as is agreed to by the parties hereto.

                  SECTION 1.5. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file articles of merger or other appropriate documents (such documents, collectively, the "Articles of Merger") executed in accordance with the relevant provisions of the Pennsylvania Law and shall make all other filings or recordings as may be required under the Pennsylvania Law. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Pennsylvania Department of State, or at such subsequent date or time as White, Tender Sub and Green shall agree and shall be specified in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

                  SECTION 1.6. Effects of the Merger. The Merger shall have the effects set forth in Chapter 19 of the Pennsylvania Law.

                  SECTION 1.7. Articles of Incorporation and By-laws; Directors and Officers.

                  (a) The articles of incorporation and by-laws of Tender Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation and by-laws, respectively, of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, provided that the articles of incorporation of the Surviving Corporation shall provide that the Surviving Corporation shall be named "Conrail Inc."

                  (b) The directors and officers of Green at the Effective Time shall, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation, until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and by-laws.

                  SECTION 1.8. Certain Matters. The arrangements set forth in Attachment A to the Green Disclosure Schedule delivered in connection with the Third Amendment or on Exhibit B hereto shall be applicable hereto as if set forth herein.

                  SECTION 1.9. Voting Trust. The parties agree that, simultaneously with the purchase by White, Tender Sub or their affiliates of shares of Green Common Stock and Green ESOP Preferred Stock pursuant to the Amended Second Offer, the Green Stock Option Agreement or otherwise, such shares of Green Common Stock (including pursuant to the automatic conversion of Green ESOP Preferred Stock) shall be deposited in a voting trust (the "Voting Trust") in accordance with the terms and conditions of a voting trust agreement substantially in the form attached hereto as Exhibit E (the "Voting Trust Agreement"). Subject to applicable law and to the rules, regulations and practices of the Surface Transportation Board, the Voting

         Trust may be modified or amended, and other voting trusts may be employed with respect to Green Common Stock, at any time by White in its sole discretion (provided that the terms of the Voting Trust governing the voting of or transfer or disposition of Green Common Stock shall not be amended prior to the consummation of the Amended Second Offer without Green's consent).

                  SECTION 5. Section 2.1 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

                  SECTION 2.1 Conversion of Shares.

                  (a) Each share of Common Stock, par value $1.00 per share, of Tender Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of any person, become one duly authorized, validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

                  (b) Each share of Green Common Stock, including those issuable upon conversion of the shares of Green ESOP Preferred Stock (which conversion shall occur automatically pursuant to the terms of the Green Articles prior to the Effective Time so that, immediately prior to the Effective Time, no shares of Green ESOP Preferred Stock shall be issued and outstanding), issued and outstanding immediately prior to the Effective Time (other than shares of Green Common Stock to be canceled pursuant to Section 2.1(c) hereof) shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $115 in cash (the "Per Share Merger Consideration").

                  (c) All shares of Green Common Stock that are owned by Green as treasury stock and any shares of Green Common Stock owned by White, Green or any of their respective subsidiaries or affiliates (or any third party, its subsidiaries or affiliates that may, jointly together with White, acquire an equity ownership interest in any vehicle that may acquire Green) shall, at the Effective Time, be canceled and retired and shall cease to exist, and no consideration shall be delivered or owing in exchange therefor.

                  (d) On and after the Effective Time, holders of certificates ("Certificates") which immediately prior to the Effective Time represented issued and outstanding shares of Green Common Stock shall cease to have any rights as shareholders of Green, except the right to receive the consideration set forth in this Article II with respect to each share held by them.

                  SECTION 6. Section 2.2, Section 2.3 and Section 2.5 of the Merger Agreement are hereby deleted and replaced in their entirety with the following: "[Intentionally deleted]".

                  SECTION 7. Section 2.4 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

                  SECTION 2.4. Payment Procedures. Promptly after the Effective Time, White shall cause the person authorized to act as paying agent under this Agreement (the "Exchange Agent") to mail to each holder of record of a Certificate (i) a letter of transmittal (the "Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such customary form and have such other provisions as White may reasonably specify) and (ii) instructions to effect the surrender of the Certificates in exchange for the Per Share Merger Consideration. As promptly as practicable following the Effective Time, White shall deliver, in trust (the "Exchange Trust"), to the Exchange Agent, for the benefit of Green shareholders, an amount in cash equal to the Per Share Merger Consideration multiplied by the number of shares of Green Common Stock to be converted into the right to receive the Per Share Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with a Letter of Transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be paid by check in exchange therefor the amount of cash which such holder has the right to receive in accordance with Section 2.1(b), and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any such surrendered Certificates be entitled to receive interest on any cash to be received in the Merger. If such check is to be issued in the name of a person other than the person in whose name the Certificates surrendered for exchange therefor are registered, it shall be a condition of payment that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required by reason of issuance of such check to a person other than the registered holder of the Certificates surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. In the event of a transfer of ownership of shares of Green Common Stock or Green ESOP Preferred Stock which is not registered in the transfer records of Green, cash may be issued and paid in accordance with this Article II to a transferee if the Certificate evidencing such shares of Green Common Stock or Green ESOP Preferred Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Per Share Merger Consideration applicable to the shares of stock evidenced by such Certificate.

                  SECTION 8. The words "and/or certificates representing White Common Stock and White Merger Securities" are hereby deleted from Section 2.6 of the Merger Agreement.

                  SECTION 9. Section 2.8 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

                  SECTION 2.8. No Further Ownership Rights. All cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Green on such shares of Green Common Stock or Green ESOP Preferred Stock which remain unpaid at the Effective Time.

                  SECTION 10. The words "the Per Share Cash Consideration or shares of White Common Stock and White Merger Securities, any cash, dividends or distributions with respect to White Common Stock and White Merger Securities" are hereby deleted from the final sentence of Section 2.9 of the Merger

Agreement and replaced with the words "any consideration due hereunder".

                  SECTION 11. The words "shares of White Common Stock or White Merger Securities (or dividends or distributions with respect thereto) or" are hereby deleted from the first sentence of Section 2.10 of the Merger Agreement. The words ", shares of White Common Stock or White Merger Securities or any cash dividends or distributions" are hereby deleted from the parenthetical in the second sentence of Section 2.10 of the Merger Agreement. The words "any such Per Share Cash Consideration or shares of White Common Stock or White Merger Securities or cash, dividends or distributions" are hereby deleted from the clause following the parenthetical in the second sentence of Section 2.10 of the Merger Agreement and replaced with the words "any Per Share Merger Consideration".

                  SECTION 12. The words "or shares of White Common Stock and White Merger Securities and, if applicable, any cash, dividends and distributions on shares of White Common Stock and White Merger Securities" are hereby deleted in their entirety from Section 2.11 of the Merger Agreement.

                  SECTION 13. Section 3.1(d)(3) and Section 3.1(d)(4) of the Merger Agreement are hereby deleted and replaced in their entirety with the following:

         (3) the filing with the SEC of (A) the Green Proxy Statement (as defined in Section 5.1), if required, (B) the Schedule 14D-9 and (C) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act, as may be required in connection with this Agreement, the Green Stock Option Agreement and the transactions contemplated by this Agreement and the Green Stock Option Agreement; (4) the filing of the Articles of Merger as provided in Section 1.3 and appropriate documents with the relevant authorities of other states in which Green is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws;

                  SECTION 14. Section 3.1(f) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

                  (f) Information Supplied. None of the Schedule 14D-9 or the Green Proxy Statement, if required, nor any of the information supplied or to be supplied by Green for inclusion or incorporation by reference in the Offer Documents or the Green Proxy Statement will, at the date such documents are first published, sent or delivered to shareholders and, in the case of the Green Proxy Statement, at the time of the Green Merger Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Green Proxy Statement, if required, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Green with respect to statements made or incorporated by reference therein based on information supplied by White for inclusion or incorporation by reference in any of the foregoing documents.

                  SECTION 15. The words "and except for the transactions provided for or permitted by this Agreement" are hereby added to the second sentence of Section 3.1(i) of the Merger Agreement immediately after the words "Except for rail labor agreements negotiated in the ordinary course" and to
Section 3.1(j)(iii) of the Merger Agreement immediately after the words "accelerated as a result of the transactions contemplated hereunder."

                  SECTION 16. The words "and White Merger Securities" are hereby deleted in their entirety from Section 3.2(d) of the Merger Agreement.

                  SECTION 17. Section 3.2(d)(3) and Section 3.2(d)(4) of the Merger Agreement are hereby deleted and replaced in their entirety with the following:

         (3) the filing with the SEC of (A) the Schedule 14D-1 and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act, as may be required in connection with this Agreement, the Green Stock Option Agreement and the transactions contemplated by this Agreement and the Green Stock Option Agreement; (4) the filing of the Articles of Merger as provided in Section 1.3 and appropriate documents with the relevant authorities of other states in which Green is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws;

                  SECTION 18. Section 3.2(f) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

                  (f) Information Supplied. None of the Offer Documents nor any of the information to be supplied by White for inclusion or incorporation by reference in the Green Proxy Statement, if required, will, at the date such documents are first published, sent or delivered to shareholders and, in the case of the Green Proxy Statement, at the time of the Green Merger Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-1 and the Green Proxy Statement, if required, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by White with respect to statements made or incorporated by reference therein based on information supplied by Green for inclusion or incorporation by reference in any of the foregoing documents.

                  SECTION 19. Section 3.1(k) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

                  (k) Voting Requirements. The affirmative vote of the holders of a majority of the votes cast by all outstanding shares of Green Common Stock and Green ESOP Preferred Stock, voting as a single class, at the Green Merger Shareholders Meeting (the "Green Merger Shareholder Approval") to adopt and approve this Agreement and the transactions contemplated hereby, are the only votes of the holders of any class or series of Green capital stock or indebtedness necessary to approve and adopt this Agreement, the Green Stock Option Agreement and the transactions contemplated by this Agreement (including the Amended Second Offer and the Merger) and the Green Stock Option Agreement.

                  SECTION 20. The words "Subject to receipt of the Green Pennsylvania Shareholder Approval, in the case of Subchapter E (Control Transactions) of Chapter 25 of the Pennsylvania Law, and assuming that White, together with its affiliates, does not have voting power with respect to 20% or more of the votes that all Green shareholders would be entitled to cast in an election of directors prior to the date of filing of the Amended Green Articles" in Section 3.1(l) of the Merger Agreement are hereby deleted and replaced in their entirety by the words "Other than with respect to Subchapter E (Control Transactions) of Chapter 25 of the Pennsylvania Law".

                  SECTION 21. Section 3.1(o) of the Merger Agreement is hereby deleted in its entirety.

                  SECTION 22. Section 3.2(k) of the Merger Agreement is hereby deleted and replaced in its entirety with the following: "[Intentionally deleted]".

                  SECTION 23. Section 3.2(o) of the Merger Agreement is hereby deleted in its entirety.

                  SECTION 24. Section 4.1 (other than Section 4.1.(e)) and
Section 4.2 of the Merger Agreement shall be inapplicable to White and shall apply to Green through the Control Date.

                  SECTION 25. Section 4.1(a) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

                  SECTION 4.1 Conduct of Business. (a) Conduct of Business. Except as contemplated by this Agreement or as set forth in Section 4.1 of or Attachment A to the Green Disclosure Schedule delivered in connection with the Third Amendment, during the period from the date of this Agreement to the Control Date, Green shall, and shall cause it subsidiaries to, carry on their businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, shall use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees as a group and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Control Date. Except as contemplated by this Agreement or as set forth in Section

         4.1 of or Attachment A to the Green Disclosure Schedule delivered in connection with the Third Amendment, without limiting the generality of the foregoing, during the period from the date of this Agreement to the Control Date, Green shall not, and shall not permit any of its subsidiaries to (without the consent of White):


            (i) prior to the Effective Time, other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned subsidiary of Green, to its parent, or by a subsidiary that is partially owned by Green or any of its subsidiaries, provided that Green or any such subsidiary receives or is to receive its proportionate share thereof, and other than the regular quarterly dividends of $.475 per share with respect to Green Common Stock, regular quarterly dividends of $.54125 per share with respect to Green ESOP Preferred Stock in accordance with its terms, (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) except in connection with the funding of employee benefit plans, purchase, redeem, retire or otherwise acquire any shares of its capital stock or the capital stock of any of its Significant Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, and provided further that, following the Effective Time, subject to applicable legal restrictions and financial covenants contained in instruments relating to outstanding indebtedness, the Surviving Corporation shall not decrease the aggregate amount of dividends and other distributions paid in respect of Green's outstanding capital stock from the level paid immediately prior to the Merger;

            (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than, prior to the Effective Time, (w) in accordance with the terms of the Green Rights Agreement, (x) the issuance of Green Common Stock (A) upon the exercise of Green Employee Stock Options and listed in the Green Disclosure Schedule outstanding on the date of this Agreement and in accordance with their present terms or (B) pursuant to a grant existing as of the date hereof or otherwise permitted under this Section under any Employee Benefit Plan, (y) the issuance of Green Common Stock upon conversion of Green ESOP Preferred Stock in accordance with its terms and (z) the issuance of Green Common Stock pursuant to the Green Stock Option Agreement);

            (iii) adopt, propose or agree to any amendment to its (or any subsidiary's) articles of incorporation, bylaws or other comparable organizational documents;

            (iv) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, other than in transactions in the ordinary course of business consistent with past practice not involving rail lines, yards and other fixed railroad operating property;

            (v) make or agree to make any acquisition (other than of inventory in the ordinary course of business) or capital expenditure, except for agreements and commitments made through March 1, 1997 in conformity with this Agreement;

            (vi) except for elections identical to those made in past tax returns, make any tax election;

            (vii) pay, discharge, settle or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction of claims, liabilities or obligations (A) in the ordinary course of business consistent with past practice or in accordance with their terms, (B) of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Green included in the Green Filed SEC Documents or (C) incurred since the date of such financial statements in the ordinary course of business consistent with past practice and with this Agreement;

            (viii) except in the ordinary course of business, enter into any contract or agreement, or modify, amend or terminate any contract or agreement to which Green or any of its subsidiaries is a party significant to such contract or agreement, or waive, release or assign any rights or claims under any contract or agreement significant to such contract or agreement, provided that in making, entering into, modifying and amending and terminating its contracts in the ordinary course of business, Green shall act entirely in its own interest as an independent enterprise, and no action in making, entering into, modifying or amending any such contract shall bind Green or any successor in interest after the Control Date (without limiting the foregoing, the inclusion of a mutual right of each party to terminate any contract by 30 days' notice to be given within 90 days after the Control Date shall satisfy this last provision;

            (ix) make any change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles;

            (x) except as required by law and except for changes to any rail labor agreement which are not in the aggregate significant to such agreement, enter into, adopt or amend in any material respect or terminate any Green Benefit Plan or any other agreement, plan or policy involving Green or any of its subsidiaries, and one or more of their directors, officers or employees, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan, or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined, provided that in no event shall Green take any action hereunder that would have an effect during the period of time following the Control Date;

            (xi) except as provided by the terms of any contract made prior to March 1, 1997 the existence of which does not constitute a violation of this Agreement or as provided in Exhibit B hereto, increase the compensation of any director, executive officer or other key employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person;

            (xii) enter into any agreement containing any provision or covenant
         (x) limiting in any respect the ability to compete with any person which would bind Green or any successor or (y) granting any concessions or rights to any railroad or other person with respect to the use of Green's rail lines, yards or other fixed railroad property (whether through divestiture of lines, the grant of trackage rights or otherwise); or

            (xiii) authorize, or commit or agree to take, any of the foregoing actions.

                  SECTION 26. Section 4.1(b) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:
         "[Intentionally deleted]".

                  SECTION 27. Section 4.1(e) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

                  (e) Other Actions; Advice of Changes. Except as required by law, White shall not, and shall not permit any of its subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in (x) any of the representations and warranties of White set forth in this Agreement or the Green Stock Option Agreement that are qualified as to materiality becoming untrue, (y) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (z) any of the conditions to the consummation of the Amended Second Offer or the Merger not being satisfied, in any of the foregoing cases (x), (y) or (z), such as would give rise to a right to terminate this Agreement pursuant to Section
         7.1. Without limiting the foregoing, White shall not, and shall not permit any of its subsidiaries to, take any action that could reasonably be expected to impair, or delay in any material respect, the consummation of the Amended Second Offer and the Merger. White shall promptly advise Green orally and in writing of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any change or event having, or which, insofar as can reasonably be foreseen, would reasonably be expected to have a material adverse effect on the truth of its representations and warranties or the ability of the conditions to the consummation of the Amended Second Offer and the Merger to be satisfied, in any of the foregoing cases (i), (ii) or (iii), such as would give rise to a right to terminate this Agreement pursuant to Section 7.1; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement or the Green Stock Option Agreement.

                  SECTION 28. The first proviso to Section 4.2(a) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

         provided, however, that if, at any time prior to the consummation of the Amended Second Offer and after December 31, 1997, the Board of Directors of Green determines in good faith, based on the advice of outside counsel, that it is necessary to do so to avoid a breach of its fiduciary duties to Green under applicable law, Green may, upon prior notice to White, in response to a Takeover Proposal which was not solicited by it and which did not otherwise result from a breach of this Section 4.2(a), and subject to Green's compliance with Section 4.2(c),(A) furnish information with respect to it and its subsidiaries to any person pursuant to a customary confidentiality agreement (as determined by Green after consultation with its outside counsel), the benefits of the terms of which, if more favorable to the other party to such confidentiality agreement than those in place with White, shall be extended to White, and (B) participate in negotiations regarding such Takeover Proposal.

                  SECTION 29. The first sentence of Section 4.2(b) of the Merger Agreement is hereby amended by deleting the words "Green Shareholders Meetings" and replacing them in their entirety with the words "Green Merger Shareholders Meeting"; and the second sentence of Section 4.2(b) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

         Notwithstanding the foregoing, in the event that, at any time prior to the consummation of the Amended Second Offer and following December 31, 1997, there exists a Superior Proposal with respect to Green and Green's Board of Directors determines that, due to the existence of such Superior Proposal, there is not a substantial probability that the Minimum Condition will be satisfied, the Board of Directors of Green may (subject to this and the following sentences) withdraw or modify its approval or recommendation of the Amended Second Offer, the Merger or the adoption and approval of the matters to be considered at the Green Merger Shareholders Meeting, the Board of Directors of Green may (subject to this and the following sentences) approve or recommend such Superior Proposal or terminate this Agreement (and concurrently with such termination, if it so chooses, cause Green to enter into any Acquisition Agreement with respect to such Superior Proposal), but only at a time that is after the fifth business day following White's receipt of written notice advising White that the Board of Directors of Green has received a Superior Proposal, specifying the material terms and conditions of such Superior
         Proposal and identifying the person making such Superior Proposal.

                  SECTION 30. Section 4.3 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

                  SECTION 4.3. Third Party Discussions, etc. Notwithstanding anything to the contrary contained herein, during the term of this Agreement, White shall have sole authority to (and, without the consent of White, Green shall not, directly or indirectly through another person) conduct and participate in any conversations, discussions or negotiations, and enter into any agreement, arrangement or understanding, with any other company engaged in the operation of railroads (including Norfolk Southern Corporation) or any other person with respect to the acquisition by any such other company (including Norfolk Southern Corporation) or person of any securities or assets of Green and its subsidiaries or White and its subsidiaries, or any trackage rights or other concessions relating to the assets or operations of Green and its subsidiaries or White and its subsidiaries, except to the extent Green is expressly permitted to take any such action without the consent of White pursuant to Section 4.1(a) or as set forth in Section 4.1 of the Green Disclosure Schedule. White shall use reasonable efforts to keep Green apprised of the status of any such conversations, discussions or negotiations, and Green shall use reasonable efforts to cooperate and assist with White's efforts relating to such conversations, discussions or negotiations (including, subject to the other provisions hereof, by providing access and information). In the event that, as a result of any such conversations, discussions or negotiations, it becomes necessary or appropriate to amend this Agreement or to take any other action to facilitate a transaction (including by taking any Board action that may be required under any state anti-takeover statute or by amending the Green Rights Agreement or, subject to the other provisions hereof, by amending the Amended Second Offer to include a co-bidder thereunder), and White proposes to do so, Green will enter into an appropriate amendment to this Agreement or shall take such further action, provided that any such amendment shall not change the form or amount of the Per Share Merger Consideration or the Amended Second Offer Price, modify Exhibit B or otherwise adversely affect Green

         (in respect of the benefits to be received by its shareholders or employees under this Agreement) or delay or adversely affect the transactions contemplated hereby and provided further that any such amendment shall be in accordance with all applicable law including subtitle IV of title 49, U.S. Code and the rules and regulations of the STB thereunder.

                  SECTION 31. Section 5.1 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

                  SECTION 5.1. Shareholders Meeting. To the extent required by applicable law, Green shall, as soon as practicable following the consummation (or expiration) of the Amended Second Offer, file with the SEC preliminary proxy materials and use reasonable efforts to clear such materials (the "Green Proxy Statement") and thereafter duly call, give notice of, convene and hold on a date mutually agreed to by White and Green a meeting of its shareholders (the "Green Merger Shareholders Meeting") for the purpose of obtaining the Green Merger Shareholder Approval. Without limiting the generality of the foregoing, but subject to Section 4.2(b), Green agrees that its obligations pursuant to the first sentence of this Section shall not be affected by the commencement, public proposal, public disclosure or communication to Green of any Takeover Proposal in respect of Green. Green shall, through its Board of Directors, recommend to its shareholders the approval and adoption of the Amended Second Offer and the matters to be considered at the Green Merger Shareholders Meeting, except to the extent that the Board of Directors of Green shall have withdrawn or modified its approval or recommendation of the Amended Second Offer or the matters to be considered at the Green Merger Shareholders Meeting or terminated this Agreement in accordance with Section 4.2(b). Subject to the terms of the Voting Trust Agreement, White shall cause all shares of Green Common Stock and Green ESOP Preferred Stock acquired by it or its wholly owned subsidiaries pursuant to the Amended Second Offer (which shall be deposited in the Voting Trust) or otherwise to be voted in favor of approval and adoption of the matters to be considered at the Green Merger Shareholders Meeting. Notwithstanding the foregoing, in the event that Tender Sub shall acquire at least 80% of the outstanding shares of each class of Green capital stock, White and Green together shall, subject to Article VI, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Green shareholders, in accordance with the Pennsylvania Law.

                  SECTION 32. Section 5.2, Section 5.3, Section 5.7, Section 5.9(c), Section 5.11, Section 5.12, Section 5.15 and Section 5.16 of the Merger Agreement are hereby deleted and replaced in their entirety with the following:
"[Intentionally deleted]".

                  SECTION 33. Section 5.4 of the Merger Agreement is hereby amended to delete the requirement that White provide the access and information required thereunder to Green, provided that White shall remain subject to its obligations to keep certain information confidential under the Confidentiality Agreement and provided further that the Confidentiality Agreement is hereby amended to permit White, in connection with Section 4.3 of this Agreement, to provide to third parties information provided to White thereunder provided such third parties are bound by obligations to keep such information confidential substantially similar to those contained in the Confidentiality Agreement.

                  SECTION 34. Section 5.5(b) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

                  (b) In furtherance of the foregoing, at White's request, Green shall, and shall cause each of its subsidiaries to, take all such actions as are reasonably necessary or appropriate to (i) cooperate with White to prepare and present to the STB or before any other federal, state or local body as soon as practicable all filings and other presentations in connection with seeking any approval, exemption or other authorization necessary to consummate the transactions contemplated by this Agreement and the Green Stock Option Agreement,
         (ii) cooperate with White in the prosecution of such filings and the making of such other presentations with diligence and take no action in connection therewith without White's consent (including meetings with public officials and making public statements), (iii) at White's request, diligently join with White in opposing any objections to, appeals from or petitions to reconsider or reopen any such approval by persons not party to this Agreement, (iv) take all actions reasonably requested by White to implement the transactions that are the subject of the STB proceeding, including the entry into appropriate labor implementing agreements to be effective following the Control Date, (v) take all such further action as reasonably may be requested by White to obtain the STB approval or any related approvals, including, subject to the other provisions hereof, by providing access to Green's properties, financial records and traffic data, and (vi) take no action inconsistent with the foregoing. The actions to be taken shall include the joinder by Green, to the extent requested by White, in an application to exercise control over Green and its subsidiaries and such other matters as White shall include therein. In addition, without limiting the generality of the foregoing, Green shall make available to White the services of any experts retained by Green and any work product of such experts in connection with the preparation and presentation of any filings in connection with seeking the STB approval or any related approvals. Green shall take no regulatory or legal action in respect of any disposition of property or assets without White's consent. White shall use reasonable efforts to keep Green apprised of the status of the STB proceedings.

                  SECTION 35. Section 5.6 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

                  SECTION 5.6. Certain Employee Stock Matters. (a) Immediately prior to the Effective Time, each Green Employee Stock Option, whether or not then exercisable, shall be canceled by Green, and each holder of a canceled Green Employee Stock Option shall be entitled to receive at the Effective Time or as soon as practicable thereafter (or, if later, the date six months and one day following the grant of such Green Employee Stock Option) from Green, in consideration for the cancellation of such Green Employee Stock Option, an amount in cash equal to the product of (i) the number of shares of Green Common
         Stock previously subject to such Green Employee Stock Option and (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of Green Common Stock previously subject to such Green Employee Stock Option.

                  (b) At White's request, Green shall request that the trustee of Green's employee stock ownership plan enter into a pledge agreement pursuant to Section 6.4 of that certain stock purchase agreement, by and between Green's predecessor and such trustee's predecessor, and, thereafter, Green shall use its reasonable efforts to enter into such a pledge agreement as promptly as practicable.

                  SECTION 36. Section 5.8(c) of the Merger Agreement is hereby amended to (i) insert the words "(or shall cause the Surviving Corporation to provide)" following the words "White shall provide" and (ii) insert the words "or the Surviving Corporation, as the case may be," following the word "White" in both provisos therein.

                  SECTION 37. The following is added as Section 5.8(e) of the Merger Agreement:

                  (e) White shall cause the Surviving Corporation to satisfy all its obligations under this Section 5.8.

                  SECTION 38. Section 5.9(b) of the Merger Agreement is hereby amended by deleting the references to Section 7.1(h) and Section 7.1(e) therein and substituting therefor references to Section 7.1(g) and references to Section 7.1(d), respectively.

                  SECTION 39. Section 5.13 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

                  SECTION 5.13. Shareholder Litigation. Green shall afford White the reasonable opportunity to participate in the prosecution or defense of any shareholder or other litigation brought by or against Green and/or its directors relating to the Merger Agreement, the Green Stock Option Agreement or the transactions contemplated hereby or thereby. In furtherance of the foregoing: until the Effective Time, Green shall take no action in respect of any such litigation without White's consent, which shall not be unreasonably withheld, and shall at White's request join in any stay or similar adjournment of any such proceedings; and, following the Effective Time, White shall have the right to control any such action or related proceeding (other than the defense of Green directors, as to which White shall not have the right to control, but as to which the other covenants contained herein shall govern), with Green's cooperation.

                  SECTION 40. Section 6.1(a) of the Merger Agreement is hereby amended by deleting the words "Each of" and substituting therefor the words "If required," and deleting the words "and the White Shareholder Approval" therefrom.

                  SECTION 41. Section 6.1(b), Section 6.1(d), the paragraph entitled "Additional Condition to Second Merger" at the end of Section 6.1,
Section 6.2(c) and Section 6.3(b) of the Merger Agreement are hereby deleted and replaced in their entirety with the following: "[Intentionally deleted"].

                  SECTION 42. Section 6.2(a) of the Merger Agreement is hereby amended by adding the following immediately prior to the end thereof:

         (provided, however, that this condition shall be inapplicable in the event that, following consummation of the Amended Second Offer, White shall have caused the removal and replacement of a majority of the members of the Green Board of Directors)

                  SECTION 43. Section 6.3(a) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

                  (a) Compliance. White shall not have breached or failed to observe or perform in any material respect any of its covenants or agreements hereunder to be performed by it at or prior to the Closing Date, and the representations and warranties of White set forth in
         Section 3.2(a) and Section 3.2(d) shall be true and accurate both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the breach or failure to observe or perform such covenants and agreements, or the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on White's ability to consummate the transactions contemplated hereby.

                  SECTION 44. Section 7.1 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

                  SECTION 7.1. Termination. This Agreement may be terminated at any time prior to the Effective

         Time, whether before or after the Green Merger Shareholder Approval, only as provided below:

                (a) by mutual written consent of White and Green;

                           (b)  by either White or Green:

                           (i) if the Merger shall not have been consummated by December 31, 1998; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to
         (x) Green if Tender Sub consummates the Amended Second Offer prior to such date or (y) any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

                  (ii) if any Governmental Entity shall have issued a Restraint or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement and such Restraint or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used all reasonable efforts to prevent the entry of and to remove such Restraint or other action;

                           (c) by White, if Green shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of the condition set forth in Section 6.2(a), and (B) cannot be or has not been cured within 30 days after the giving of written notice to Green of such breach (a "Green Material Breach") (provided that White is not then in White Material Breach of any covenant or other agreement contained in this Agreement and provided that, if such breach is curable through the exercise of Green's best efforts, this Agreement may not be terminated hereunder for so long as Green is so using its best efforts to cure such breach);

                           (d) by White, if (i) the Board of Directors of Green (or, if applicable, any committee thereof) shall have withdrawn or modified in a manner adverse to White its approval or recommendation of the Offer or the Merger or the matters to be considered at the Green Merger Shareholders Meeting or failed to reconfirm its recommendation within 15 business days after a written request to do so, or approved or recommended any Takeover Proposal in respect of Green or
         (ii) the Board of Directors of Green or any committee thereof shall have resolved to take any of the foregoing actions;

                           (e) by White, if Green or any of its officers, directors, employees, representatives or agents shall take any of the actions that would be proscribed by Section 4.2 but for the exceptions therein allowing certain actions to be taken pursuant to the proviso in the first sentence of Section 4.2(a) or the second sentence of Section 4.2(b);

                           (f) by Green, prior to consummation of the Amended Second Offer, if White shall have breached or failed to perform in any material respect paragraphs (a) or (d) of Section 3.2 of its representations and warranties or any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of the condition set forth in Section 6.3(a) and (B) cannot be or has not been cured within 30 days after the giving of written notice to White of such breach (a "White Material Breach") (provided that Green is not then in Green Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement and provided that, if such breach is curable through the exercise of White's best efforts, this Agreement may not be terminated hereunder for so long as White is so using its best efforts to cure such breach);

                           (g) by Green in accordance with Section 4.2(b); provided that it has complied with all provisions contained in Section 4.2, including the notice provisions therein, and that it complies with applicable requirements of Section 5.9;

                           (h) following June 2, 1997, by Green, if Tender Sub shall have failed to consummate the Amended Second Offer unless such failure is due to the non-occurrence of a condition to the Amended Second Offer (in addition to any other remedies Green may have as a result of such failure to consummate).

                  SECTION 45. Section 7.3 of the Merger Agreement is hereby amended by deleting (a) the words "any of the Green Shareholder Approvals or the White Shareholder Approval" and substituting therefor the words "the Green Merger Shareholder Approval" and (b) the words "or White" from the proviso to the first sentence; and by adding the following sentence to the end thereof:

         Prior to the Effective Time, this Agreement may not be amended without the approval of a majority of Continuing Directors (as defined in the Green Rights Agreement) present on the Green Board of Directors (provided that at such time there are a minimum of two such Continuing Directors then present on the Green Board of Directors).

                  SECTION 46. The last sentence of Section 8.1 of the Merger Agreement is hereby deleted in its entirety.

                  SECTION 47. Section 8.3(j) of the Merger Agreement is hereby deleted in its entirety; and Section 8.3(b) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

                  (b) "material adverse change" or "material adverse effect" means, when used in connection with Green or White, any change, effect, event or occurrence that is materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole or materially impairs the ability of such person to consummate the transactions contemplated hereby (including the Offer and the Merger) and by the Option Agreements other than any change, effect, event or occurrence (x) relating to the United States economy in general or to the transportation industry in general, and not specifically relating to Green or White or their respective subsidiaries, or (y) arising from this Agreement or the transactions contemplated hereby or from the restrictions of Section 4.1 or any conversations, discussions or negotiations, agreements or arrangements under Section 4.3 hereof or any public announcement of any of the foregoing;

                  SECTION 48. Section 8.6 of the Merger Agreement is hereby amended by adding the following immediately prior to the end thereof: "(other than Attachment A to the Green Disclosure Schedule delivered in connection with the Third Amendment, to the extent expressly provided therein)".

                  SECTION 49. The White Stock Option Agreement is hereby canceled and rescinded in its entirety, and all references to such agreement in the Merger Agreement are hereby abandoned.

                  SECTION 50. The term "Offer" as used in the Merger Agreement shall be deemed to include the Amended Second Offer; the term "Offer Price" as used in the Merger

Agreement shall be deemed to include the Amended Second Offer Price; the term "Merger Agreement" or "this Agreement" as used in the Merger Agreement shall be deemed to refer to the Merger Agreement as amended by the Third Amendment (provided that the terms "date hereof" or "date of this Agreement" as used in the Merger Agreement shall mean October 14, 1996); the term "Schedule 14D-1" as used in the Merger Agreement shall be deemed to include the Amended Second
Schedule 14D-1; the term "Offer Documents" as used in the Merger Agreement shall be deemed to include the Amended Second Offer Documents; the term "Schedule 14D-9" as used in the Merger Agreement shall be deemed to include the Amended Second Schedule 14D-9; the term "Green Fairness Opinions" as used in the Merger Agreement shall be deemed to include the Fourth Green Fairness Opinions; and the term "Form S-4" shall be deemed to include the Green Proxy Statement.

                  SECTION 51. All references in the Merger Agreement to either the "First Effective Time" or the "Second Effective Time" shall be deemed to refer to the "Effective Time"; all reference in the Merger Agreement to either the "First Merger" or the "Second Merger" shall be deemed to refer to the "Merger"; all references in the Merger Agreement to the "Per Share Cash Consideration" shall be deemed to refer to the "Per Share Merger Consideration"; and all references in the Merger Agreement to the "Green Shareholders Meetings" shall be deemed to refer to the "Green Merger Shareholders Meeting".

                  SECTION 52. Exhibit B, Exhibit C, Exhibit F, Exhibit G and Exhibit H are hereby deleted in their entirety as exhibits to the Merger Agreement and replaced with the following: "[Intentionally deleted]".

                  SECTION 53. Exhibit A and Exhibit E to the Merger Agreement are hereby deleted and replaced in their entirety with Exhibit B and Exhibit E hereto, respectively.


                                   ARTICLE II

                                    GENERAL


                  SECTION 1. Merger Agreement. Except as amended hereby, the provisions of the Merger Agreement shall remain in full force and effect.

                  SECTION 2. Counterparts. This Third Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                  SECTION 3. Entire Agreement; No Third-Party Beneficiaries. Other than the Merger Agreement (and subject to Section 8.6 thereof), this Third Amendment (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Third Amendment and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies.

                  SECTION 4. GOVERNING LAW. THIS THIRD AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF; PROVIDED, HOWEVER, THAT THE LAWS OF THE RESPECTIVE STATES OF INCORPORATION OF EACH OF THE PARTIES HERETO SHALL GOVERN THE RELATIVE RIGHTS, OBLIGATIONS, POWERS, DUTIES AND OTHER INTERNAL AFFAIRS OF SUCH PARTY AND ITS BOARD OF DIRECTORS.

                  SECTION 5. Assignment. Neither this Third Amendment nor any of the rights, interests or obligations under this Third Amendment shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Third Amendment will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                  SECTION 6. ENFORCEMENT. THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR AND THAT THE PARTIES WOULD NOT HAVE ANY ADEQUATE REMEDY AT LAW IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS THIRD AMENDMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS THIRD AMENDMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS THIRD AMENDMENT IN ANY FEDERAL COURT LOCATED IN THE STATE OF NEW YORK OR IN NEW YORK STATE COURT, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. IN ADDITION, EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF NEW YORK OR ANY NEW YORK STATE COURT IN THE EVENT ANY DISPUTE ARISES OUT OF THIS THIRD AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS THIRD AMENDMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS THIRD AMENDMENT OR ANY

OF THE TRANSACTIONS CONTEMPLATED BY THIS THIRD AMENDMENT IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE STATE OF NEW YORK OR A NEW YORK STATE COURT.

                  SECTION 7. Headings. The headings contained in this Third Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Third Amendment.

                  SECTION 8. Severability. If any term or other provision of this Third Amendment is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Third Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Third Amendment so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                  IN WITNESS WHEREOF, Conrail Inc., Green Acquisition Corp. and CSX Corporation have caused this Third Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                    CONRAIL INC.

                                    by


                                    Name:
                                    Title:


                                    GREEN ACQUISITION CORP.

                                    by


                                    Name:
                                    Title:


                                    CSX CORPORATION

                                    by


                                    Name:
                                    Title:

                                                                      EXHIBIT A

                                NEW CONDITION (1)

                  (1) there shall not have been validly tendered and not withdrawn such a number of Shares which, together with the Common Shares already owned by Parent through the Voting Trust and with any Common Shares already owned by any third party, its subsidiaries or affiliates that may, jointly together with Parent, acquire an equity ownership interest in any vehicle that may acquire the Company, constitute at least a majority of the Shares outstanding on a fully diluted basis (other than upon exercise of the Company Stock Option).

                                NEW CONDITION (a)

                  (a) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree enacted, enforced, promulgated, issued or deemed applicable to the transactions contemplated by the Second Offer, the Merger or the Merger Agreement, by or before any court, government or governmental authority or agency, domestic or foreign, that, directly or indirectly, results in (x) making illegal or otherwise directly or indirectly restraining or prohibiting the making of the Second Offer, the acceptance for payment of or payment for some of or all the Shares by Parent or Purchaser or the consummation by Parent or Purchaser of the Merger or the Second Offer or (y) except for the requirements of the Voting Trust Agreement and other than any STB action which does not result in the effects described in the foregoing (x), imposing material limitations on the ability of Parent, Purchaser or any of their subsidiaries or affiliates effectively to exercise full rights of ownership of the Common Shares, including, without limitation, the right to vote any Common Shares acquired or owned by Parent, Purchaser or any of their subsidiaries; or

                                                                      EXHIBIT B


                                 CERTAIN MATTERS



Pennsylvania

         It is White's intention that, following the Control Date: Green's Juniata locomotive shops at Altoona, Pennsylvania; Green's Sam Ray car shops at Hollidaysburg, Pennsylvania; Green's Pittsburgh service center; and a major operating presence in Philadelphia (including headquarters of the Surviving Corporation) shall be maintained.


Board of Directors of White

         Following the Control Date, the Board of Directors of White shall be expanded to include three outside directors from the current Board of Directors of Green who shall be approved by White.


Transition Team

         Following the Effective Time, White and Green shall establish a transition team for Green and shall offer to include in the leadership of such transition team the current Chief Executive Officer of Green (or such other senior Green executive as may be acceptable to White) and the current Chief Executive Officer of White's railroad operations, provided that such transition team shall not control the day-to-day railroad operations of Green or its subsidiaries prior to the Control Date, but shall restrict its operation to planning for actions and operations to be undertaken from and after the Control Date. Among other things, Green and White, in connection with the transition team, shall cooperate to ensure the orderly operation of Green during the STB approval process under the control of Green's directors and officers and to ensure an orderly transition thereafter.




                                      B-1